NEWS	Exhibit 99.1

Chris Meyer
Group Vice President, IR & Finance
(813) 830-5311

Bloomin’ Brands Hosting First Analyst and Investor Day;
Affirms 2014 Guidance with Updated Comparable Sales and New Restaurant Expectations;
Provides Initial 2015 Financial Outlook;
Announces Implementation of Dividend and Share Repurchase Program

TAMPA, Fla., December 16, 2014 - Bloomin’ Brands, Inc. (Nasdaq:BLMN) is hosting its first Analyst and Investor Day beginning at 9:00 AM EST today in New York City. In advance of the meeting, the Company is announcing the following:

•	Fiscal 2014 domestic comparable sales are expected to be at least 1.5%;

•	New system-wide restaurant openings are expected to be 55 for fiscal 2014;

•	All other aspects of the fiscal 2014 financial outlook remain unchanged;

•	Initial fiscal 2015 financial outlook is outlined below;

•	Intent to pay a quarterly dividend beginning in the first quarter of 2015; and

•	Implementation of a share repurchase program

Fiscal 2015 Financial Outlook

Below are the Company’s current expectations for the full-year fiscal 2015:

•	Adjusted diluted earnings per share(1) growth of at least 15% or at least 10% on a comparable calendar basis(2)(3)

•	Comparable sales growth for Company-owned core domestic concepts of at least 1.5%

•	40 - 50 system-wide restaurant openings

•	Commodity inflation of between 4% and 6%

•	Capital expenditures of between $235 million and $255 million

The Company also intends to discuss its long-term growth goals at today’s meeting.

(1)
The 2015 Adjusted diluted earnings per share outlook includes estimates of expected adjustments for: (i) restaurant closing expenses related to our planned international restaurant closures; (ii) asset impairment charges related to the implementation of a domestic relocation program; and (iii) amortization of intangibles recorded as a result of the Brazil acquisition.

(2)
In fiscal 2014, the Company changed its year-end to a 52-53 weeks fiscal year-end. Fiscal 2014 included 362 days whereas fiscal 2015 will include 364 days. A “comparable calendar” adjusted diluted earnings per share outlook removes the estimated impact of those two additional days, which will occur in the first fiscal quarter 2015.

(3)
GAAP diluted earnings per share growth is expected to be at least 60%. Fiscal 2014 GAAP diluted earnings per share includes: (i) asset impairments and closing costs associated with domestic and international restaurant closings; (ii) asset impairments associated with our decision to sell the Roy’s concept and corporate aircraft; (iii) loss on extinguishment and modification of debt due to the refinancing of our Senior Secured Credit Facility; and (iv) severance expense incurred as a result of our organizational realignment.

Details on Dividend and Share Repurchase Programs

Bloomin’ Brands announced today that its Board of Directors has adopted a dividend policy under which it intends to declare quarterly cash dividends on shares of its common stock. Subject to declaration by the Board of Directors, the Company anticipates that the first quarterly dividend of $0.06 per share will be paid in the first quarter of 2015.

In addition, the Board of Directors has approved a share repurchase program under which the Company is authorized to repurchase up to $100.0 million of the Company’s outstanding common stock from time to time on the open market, including through a Rule 10b5-1 plan, or in privately negotiated transactions. The plan has been authorized effective December 12, 2014 and will expire after 18 months.

The timing and amount of any shares repurchased will be determined by the Company’s management based on its evaluation of market conditions, share price and other factors. The share repurchase program does not obligate the Company to repurchase any dollar amount or number of common shares and may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with Bloomin’ Brands stock plans and for other corporate purposes.

Details on Analyst and Investor Day

The meeting will begin at approximately 9:00 AM EST and will end at approximately 1:00 PM EST. A live webcast of the meeting will be available from the Company’s website at http://www.bloominbrands.com under the Investors section. A replay of the webcast will be available following the conclusion of the presentation. A copy of the presentations can be viewed at http://www.bloominbrands.com under the Investors section.

About Bloomin’ Brands, Inc.
The Company is one of the largest casual dining restaurant companies in the world with a portfolio of leading, differentiated restaurant concepts. The Company has five founder-inspired brands: Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill, Fleming’s Prime Steakhouse and Wine Bar and Roy’s, with all except Roy’s considered core concepts. The Company operates more than 1,500 restaurants in 48 states, Puerto Rico, Guam and 20 countries, some of which are franchise locations. For more information, please visit www.bloominbrands.com.

Forward-Looking Statements
Certain statements contained herein, including those related to our fiscal 2014 and 2015 guidance and our dividend and share repurchase plans are not based on historical fact and are “forward-looking statements” within the meaning of applicable securities laws. Generally, these statements can be identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “on track,” “feels,” “forecasts,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the Company’s forward-looking statements. These risks and uncertainties include, but are not limited to: local, regional, national and international economic conditions; consumer confidence and spending patterns; price and availability of commodities, such as beef, chicken, shrimp, pork, seafood, dairy, potatoes, onions and energy supplies, which are subject to fluctuation and could increase or decrease more than the Company expects; weather, acts of God and other disasters; the seasonality of the Company’s business; inflation or deflation; increases in unemployment rates and taxes; increases in labor and health insurance costs; competition and changes in consumer tastes and the level of acceptance of the Company’s restaurant concepts (including consumer acceptance of prices); consumer reaction to public health issues; consumer perception of food safety; demographic trends; the cost of advertising and media; government actions and policies; interest rate changes, compliance with debt covenants and the Company’s ability to make debt payments; the availability of credit presently arranged from the Company’s revolving credit facilities; and the future cost and availability of credit. Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in its Form 10-K filed with the Securities and Exchange Commission on March 3, 2014 and its subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement, except as may be required by law. These forward-looking statements speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement.